                                                                    Issuance Date: September 30, 2011

CASPIAN SERVICES INC.
SECURED NON-NEGOTIABLE PROMISSORY NOTE

 Due September 30, 2014 (this “Note”)

FOR VALUE RECEIVED, the undersigned, CASPIAN SERVICES, INC. (the “Issuer”), a Nevada corporation, hereby promises to pay to the order of BAKHYTBEK BAISEITOV (the “Initial Holder”) or his permitted registered assigns, on the Maturity Date, (capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Section 8 hereof, or if not defined in Section 8 hereof, shall have the meanings set forth in the Loan Consolidation and Restructuring Agreement between Caspian Services, Inc. and Bakhytbek Baiseitov dated July 31, 2011, as amended September 30, 2011) the principal sum of TEN MILLION EIGHT HUNDRED THOUSAND DOLLARS ($10,800,000) as provided herein.

1. Payment of Principal and Interest.

(a) Payment of Principal.  The Initial Holder shall have the right, at any time after the Closing Date, to demand and receive payment of the Note by the issuance of Common Stock of the Issuer on the terms and conditions of this Note and the Loan Consolidation and Restructuring Agreement between Caspian Services, Inc. and Bakhytbek Baiseitov dated July 31, 2011, as amended September 30, 2011.  The price per share for principal and interest shall be $.12 per share for a total of 90,000,000 shares of restricted Common Stock of the Issuer for the payment of principal, plus interest shares.  The Issuer shall have the right to pay the principal and interest under this Note by the issuance of Common Stock as set for above on the earlier of: (i) the date on which the Issuer and the Initial Holder shall complete a renegotiation of the terms of the EBRD Financing; or (ii) the date when the Issuer and the Initial Holder elect to terminate restructuring negotiations with EBRD, but in no event longer than three years after the date of this Note.  If the issuance of Common Stock has not been demanded by the Initial Holder or made at the election of the Issuer within three years after the date of the Note, then the Issuer shall make payment in full of the principal and interest in cash (Maturity Date).

(b) Basic Interest.  The Issuer promises to pay interest on the principal amount of this Note in Common Stock at the time of payment of the principal, at a rate per annum equal to (0.26%), or the Applicable Federal Rate on the Issuance Date, until the Maturity Date, and in the manner specified below.  The interest on this Note shall accrue daily from and including the Issuance Date through and until the repayment of the principal amount of this Note and the payment of all interest in full, and shall be computed on the basis of a 360-day year of twelve 30-day months, compounded semi-annually.

2. Security Interest and Pledge of Collateral.  This Note shall be secured by a first position priority in common with the Caspian Services Inc. Secured Convertible Consolidated Promissory Note issued to the Initial Holder on September 30, 2011, as part of the Transaction Documents in certain assets of the Issuer, as set forth in Transaction Documents.

3. Transfers.

(a) Register of Holders.  The Issuer shall keep at its principal office a register (the “Register”) in which shall be entered the name, address and bank account of the registered Holder of this Note and of all transfers and exchanges of this Note.  References herein to “Holder” shall mean the Person listed in the Register as the payee of this Note, unless the payee shall have presented this Note to the Issuer for transfer and the transferee shall have been entered in the Register as a subsequent Holder, in which case the term shall mean such subsequent Holder.  The ownership of this Note shall be proven by the Register.  For the avoidance of doubt, the Initial Holder shall be the first Holder of this Note.

(b) This Note shall be freely assignable, in whole or in part, by the Holder to any of its Affiliates, at any time, subject to compliance with applicable securities Laws, otherwise this Note is not assignable without the prior written consent of the Issuer.

4. Affirmative Covenants.  For so long as this Note remains outstanding and any portion of the principal hereof or any interest hereon remains unpaid:

(a) Information Rights.  The Issuer shall furnish the Holder in form satisfactory to the Holder:

(i) as soon as available and in any event within one hundred twenty (120) days after and as of the end of each fiscal year commencing with fiscal year 2011, (x) audited consolidated financial statements of the Issuer prepared in accordance with GAAP, including a balance sheet as of the end of such fiscal year, an income statement and a statement of cash flows for such fiscal year, in each case, certified to by the Issuer’s auditors, together with any annual consolidated management report for the Issuer and its Subsidiaries that is required under Applicable Law to be prepared, and (y) to the extent required under Applicable Law, non-consolidated individual financial statements of the Issuer’s Subsidiaries prepared in accordance with GAAP, including a balance sheet as of the end of such fiscal year and an income statement for such fiscal year, in each case, the individual financial statements of which shall be unaudited and certified by the chief financial officer of the Issuer;

(ii) as soon as available and in any event within sixty days (60) days after and as of the end of each fiscal quarter of each fiscal year commencing with the quarter ending June 30, 2011, unaudited consolidated financial statements of the Issuer and its Subsidiaries prepared in accordance with GAAP and unaudited non-consolidated individual financial statements of its Subsidiaries prepared in accordance with GAAP, including a balance sheet as of the end of such half of such fiscal year and an income statement and, in the case of the consolidated financial statements of the Issuer, a statement of cash flows for such period, in each case, certified by the chief financial officer of the Issuer;

(iii) as soon as available and in any event at least thirty (30) days prior to the beginning of each fiscal year commencing with the fiscal year beginning October 1, 2011, an annual operating and capital budget for the Issuer and its Subsidiaries;  and

(iv) in any event, whether or not the Issuer is required to file any information with the SEC pursuant to the Exchange Act, such other information respecting the condition or operations, financial or otherwise, of the Issuer or any of its Subsidiaries as the Holder may, from time to time, reasonably request.

The requirements in clauses (i) through (iv) of this Section 4(a) shall not apply so long as, and to the extent that, the Issuer remains obligated to, pursuant to the Exchange Act, and does file with the SEC the financial statements and other information required to be provided under section 13 of the Exchange Act.

(b) Taxes and Charges.  The Issuer shall, and shall cause its Subsidiaries to, timely file all tax returns that are required to be filed in any jurisdiction, and such returns shall be true and correct in all material respects.  The Issuer shall, and shall cause its Subsidiaries to, pay and discharge all taxes and other material governmental charges calling for the payment of money, before the same shall become overdue, unless and to the extent only that such payment is being contested in good faith.

(c) Insurance.  The Issuer shall, and shall cause its Subsidiaries to, maintain with financially sound and reputable insurers reasonably acceptable to the Holder, insurance with respect to its properties and business of such types and in such forms and amounts (including deductibles, co-insurance and self-insurance if adequate reserves are maintained with respect thereto) and against such risks as is reasonable and prudent in the circumstances and as are customarily insured against by Persons of established reputation engaged in the same or similar business and similarly situated.  Upon written request of the Holder (but not more often than once per calendar year unless an Event of Default has occurred and is continuing or the Issuer or any of its Subsidiaries shall have received a notice described in Section 4(e)(iii) hereof), the Issuer shall furnish to the Holder a certificate setting forth, in reasonable detail, the nature and extent of all insurance maintained by the Issuer and each of its Subsidiaries.

(d) Existence; Qualification.  The Issuer shall, and shall cause its Subsidiaries to, except as otherwise specifically permitted by this Note, at all times preserve and keep in full force and effect and cause its Subsidiaries to preserve and keep in full force and effect its or their existence, and qualify and maintain its or their qualification to do business and good standing in any jurisdiction in which it or they conduct business.

(e) Notices of Certain Events.  Promptly upon, and in any event not later than five (5) Business Days after, the Issuer becomes aware of, any of the following events, the Issuer shall, and shall cause its Subsidiaries to, furnish the Holder with notice of the same setting forth details of such events and the action which the Issuer has taken and proposes to take with respect thereto:

(i) any Event of Default, or of the occurrence of any event which, with the passage of time and/or giving of notice, would constitute an Event of Default;

(ii) any litigation, arbitration or investigation or proceeding by a Governmental or Regulatory Authority not previously disclosed by the Issuer to the Holder which has been instituted or, to the knowledge of the Issuer, is threatened by or against the Issuer or any of its Subsidiaries or to which any of the properties of any thereof is subject which could reasonably be expected to have a Material Adverse Effect;

(iii) any cancellation, nonrenewal, material reduction or decrease in coverage or any disclaimer or reservation of rights in respect of any material claim submitted to an insurer with respect to any insurance maintained by the Issuer or any of its Subsidiaries or receipt of notice by the Issuer or any of its Subsidiaries relating to any of the foregoing; or

(iv) any other event (including (a) any violation of any Law or the assertion of any claim of any violation of any Law or (b) the enactment or effectiveness of any Law) which in any case could reasonably be expected to have a Material Adverse Effect.

(f) Compliance with Laws, Permits and Agreements.

(i) The Issuer shall, and shall cause its Subsidiaries to, comply with all applicable Laws and Orders of any Governmental or Regulatory Authority to which it is subject, and obtain, comply with, and maintain in effect, all licenses, certificates, permits, franchises and other authorizations of any Governmental or Regulatory Authority necessary to the ownership of its properties or to the conduct of its businesses.

(ii) The Issuer shall, and shall cause its Subsidiaries to, comply with any term of any agreement to which it is a party or by which it is bound and which is necessary to the conduct of its business.

(g) Maintenance of Property.  The Issuer shall, and shall cause each of its Subsidiaries to, maintain, preserve, protect and keep its properties, taken as a whole, in good repair, working order and condition (ordinary wear and tear excepted), and make any necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

(h) Books and Records.  The Issuer shall, and shall cause its Subsidiaries to, keep books and records which accurately reflect in all material respects all of their business affairs and transactions.

(i) Employee Benefit Plans.  Issuer shall, and shall cause its Subsidiaries to, maintain each pension and other employee benefit plan in compliance with all applicable requirements of Law.

(j) Environmental Matters.  If any release or disposal of hazardous substances occurs or has occurred on any real property or any other assets owned or used by the Issuer or any of its Subsidiaries, the Issuer shall cause, or direct the applicable Subsidiary to cause, the prompt containment and removal of such hazardous substances and the remediation of such real property or other assets as is necessary to comply with all Applicable Laws and to preserve the value of such real property or other assets.  Without limiting the generality of the foregoing, the Issuer shall, and shall cause each of its Subsidiaries to, comply with any Law or Order requiring the performance at any real property by the Issuer or any of its Subsidiaries of activities in response to the release or threatened release of a hazardous substance.

(k)  Inspection.  The Issuer shall permit, and cause its Subsidiaries to permit, at the expense of the Issuer, representatives of the Holder, with reasonable advance notice, during normal business hours and at such intervals as the Holder desires, to visit and inspect the Issuer’s and its Subsidiaries’ Property, to examine, copy and make extracts from their books and records, and to discuss their business and affairs with their officers and employees, all to the extent reasonably requested by the Holder.  The Issuer shall authorize its auditors (whose fees and expenses shall be for the account of the Issuer) to communicate directly with the officers and designated representatives of the Holder at any reasonable time and upon prior written notice to the Issuer, regarding the Issuer’s and its Subsidiaries’ accounts and operations.

(l) Additional Indebtedness.  If the Issuer or any of its Subsidiaries incurs any Indebtedness after the date hereof, the Issuer shall cause, and shall cause its existing and future Subsidiaries to cause, such Indebtedness to be subordinated in all respects to the rights of the Holder under this Note.

(m) Availability of Conversion Shares.  Following the next meeting of its shareholders, the Issuer shall maintain in reserve or in its corporate treasury at all times, for the purpose of effecting the conversion of this Note, a sufficient number of shares of Common Stock to permit the issuance of a sufficient number of Conversion Shares to the Holder upon the conversion of this Note.  All Conversion Shares credited on the Register upon conversion of this Note shall be newly issued shares, shall be duly and validly issued, fully paid and nonassessable, and shall be free from preemptive rights (other than those imposed by Law or regulation) and free of any Lien or adverse claim created by the Issuer or which the Issuer suffers to exist.

5. Negative Covenants.  For so long as this Note remains outstanding and any portion of the principal hereof or any interest hereon remains unpaid, the Issuer shall not, and shall cause its Subsidiaries not to, at any time without the prior written consent of the Holder:

(a) Business Structure.  Directly or indirectly amend, modify or waive any term or provision of any of their charters, bylaws or other organizational documents, or make any material change in their general business objects or purposes.

(b) Mergers, Sales, Consolidations.  Enter into any merger, consolidation, acquisition, liquidation or dissolution except mergers of the Issuer’s wholly-owned Subsidiaries or voluntary liquidations or dissolutions by the Issuer’s Subsidiaries, with or into the Issuer or with or into another wholly-owned Subsidiary of the Issuer; provided, that notwithstanding the above, a Subsidiary of the Issuer may only liquidate or dissolve into, or merge with and into, another Subsidiary of the Issuer if, after giving effect to such combination or merger, the Issuer continues to own (directly or indirectly) a percentage of the issued and outstanding equity interests (on a fully diluted basis) of the Subsidiary surviving such combination or merger that is equal to or in excess of the percentage of the issued and outstanding equity interests (on a fully-diluted basis) of the Subsidiary that does not survive such combination or merger that was (immediately prior to the combination or merger) owned by the Issuer.

(c) Sale or Lease of Assets.  Sell, transfer, lease, enter into a sale and lease-back transaction, contribute, encumber or otherwise convey or grant options, warrants or other rights with respect to all or any part of its assets, whether now owned or hereafter acquired (including accounts receivable and equity interests of its Subsidiaries) to any Person or Persons, except that the Issuer or its Subsidiaries may sell inventory and surplus or sell, lease or retire obsolete equipment in the ordinary course of business.

(d) Guarantees.  Guarantee, endorse, or otherwise become secondarily liable for or upon the obligations of others other than by endorsement for deposit in the ordinary course of business.

(e) Investments and Loans.  With the exception of the Issuer’s outstanding loans under the EBRD Financing Agreements (as defined in the Loan Consolidation and Restructuring Agreement), make or allow to remain outstanding any investment (whether such investment shall be of the character of investment in equity interests, evidences of Indebtedness or other securities or otherwise) in, or any loans or advances to, any Person except for (i) money market investments made in the ordinary course of business, (ii) the Issuer’s investment in its Subsidiaries, and (iii) loans or advances by the Issuer to its Subsidiaries.

(f) Affiliate Transactions. Enter into, or cause, suffer or permit to exist any arrangement or contract with any of its Affiliates unless such arrangement or contract is (i) otherwise permitted under this Note and (ii) upon terms no less favorable to the Issuer or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person which is not an Affiliate.

(g) Board Members.  Increase the number of members on the Issuer’s Board of Directors to greater than seven  (7).

(h) Dividends.  Declare or pay any Dividends with respect to the Issuer or any of its Subsidiaries, except that any Subsidiary of the Issuer may pay cash Dividends to the Issuer or to any wholly-owned Subsidiary of the Issuer.

(i) Equity Issuance or Repurchase.  Redeem, issue or repurchase equity securities or offerings or sales of equity securities (or, in each case, securities convertible into or exercisable for equity securities).

Notwithstanding the foregoing, the Issuer and its Subsidiaries may engage in the actions described in clauses (b), (c), (d), (e) or (f) of this Section 5, provided that the consideration paid or the obligation incurred in any such transaction does not, individually or in the aggregate, exceed $3,000,000 in any given fiscal year.

6. Events of Default.

(a) Events of Default; Remedies.  If, at any time while this Note is outstanding, any of the following events (“Events of Default”) has occurred and is continuing (whatever the reason for such Event of Default and whether it is voluntary, involuntary, by operation of law or otherwise):

(i) a trustee, custodian or receiver is appointed for the Issuer, any of its Subsidiaries, or any of their respective assets, or the commencement of bankruptcy, reorganization, insolvency or liquidation proceedings has occurred with respect to the Issuer or any of its Subsidiaries, other than an involuntary proceeding which is dismissed, terminated, bonded or stayed within thirty (30) days after it is commenced;

(ii) the Issuer breaches or fails to perform or observe any of the covenants or obligations contained herein (other than those covenants or obligations covered by clause (i) of this Section 8(a) and other than those covenants or obligations contained in Section 7 hereof), and any such failure shall not have been remedied within ninety (90) days after such breach or failure;

(iii) the Issuer breaches or fails to perform or observe any of the covenants or obligations contained in Section 5 hereof;

(iv) there occurs an event of default that has not been cured within any applicable cure or grace period or any acceleration of Indebtedness under any other current or future Indebtedness of the Issuer or any of its Subsidiaries, in any such case involving payments by the Issuer or a Subsidiary in an amount greater than $500,000, individually or in the aggregate (the EBRD Indebtedness, as currently in effect or as may be modified from time to time, shall be excluded from this Section 6); or

(v) a final judgment or final judgments for the payment of money aggregating $500,000 or more are entered by a court or courts of competent jurisdiction against the Issuer or any of its Subsidiaries, which remain undischarged for a period (during which execution has not been effectively stayed) of thirty (30) days;

(vi) the Holder deems itself insecure for any reason, including but not limited to, any threat or action by EBRD to initiate any collection or foreclosure proceeding against the Issuer or any subsidiary of the Issuer or any of their assets or to exercise any put obligation against the Holder or claims of any other party, provided that claims against the Issuer in the aggregate amount of less than $1,000,000 shall not give rise to a claim of insecurity;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Holder shall by written notice to the Issuer, take any or all of the following actions, without prejudice to the rights of the Holder to enforce its claims against the Issuer or any of its Subsidiaries (provided that, if an Event of Default specified in Section 6(a)(ii) hereof shall occur, the result which would occur upon the giving of written notice by the Holder as specified in clause (A) below shall occur automatically without the giving of any such notice): (A) declare the principal of and any accrued interest in respect of this Note be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Issuer; (B) direct the Issuer to pay (and the Issuer agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 6(a)(ii) hereof, it will pay) to the Holder such additional amount of cash or cash equivalents, to be held as security by the Issuer, as is equal to the aggregate principal and accrued interest then outstanding under this Note; and (C) enforce all of the Liens and security interests created pursuant to the Transaction Documents.

(b) Suits for Enforcement.  If any Event of Default has occurred and is continuing, the Holder may proceed to protect and enforce its rights, either by suit in equity or by action at law, or both, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note, or the Holder may proceed to enforce the payment of all sums due upon this Note or to enforce any other legal or equitable right of the Holder.  The Issuer shall indemnify and hold the Holder harmless from any and all costs and expenses (including costs of collection and reasonable attorneys’ fees) incurred by the Holder in connection with its enforcement of the payment of all sums due under this Note.

(c) Remedies Cumulative.  No remedy herein conferred upon the Holder is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

(d) Remedies Not Waived.  No course of dealing between the Issuer and the Holder and no delay or failure in exercising any rights under this Note in respect thereof shall operate as a waiver of any rights of the Holder.

7. Miscellaneous.  (a) Governing Law.

(a) THIS NOTE SHALL BE GIVEN EFFECT AND CONSTRUED BY APPLICATION OF THE LAWS OF THE STATE OF UTAH (WITHOUT REGARD TO THE PRINCIPLES THEREOF GOVERNING CONFLICTS OF LAWS), AND ANY ACTION OR PROCEEDING ARISING HEREUNDER SHALL ONLY BE BROUGHT IN THE COURTS OF THE STATE OF UTAH SITTING IN SALT LAKE CITY OR IN THE UNITED STATES DISTRICT COURT FOR THE CENTRAL DISTRICT OF UTAH.  THE PARTIES HERETO CONSENT TO THE JURISDICTION OF THE COURTS OF THE STATE OF UTAH SITTING IN SALT LAKE COUNTY AND/OR THE UNITED STATES DISTRICT COURT FOR THE CENTRAL DISTRICT OF UTAH.  The Issuer hereby waives presentment, demand, notice, protest and all other demand and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically provided herein.

(b) Notices.  Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications authorized or required to be given pursuant to this Note shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by facsimile transmission (receipt confirmed) or by a courier guaranteeing overnight delivery, sent to a Person at the addresses set forth below for such Person or such other addresses as such Person may specify by notice to the other Person:

if to the Issuer, to:

CASPIAN SERVICES INC.
257 East 200 South, Suite 490
Salt Lake City, Utah 84111
Attention: Alexey Kotov, President
Facsimile:  +1 801 272 9370

if to the Initial Holder, to:

Bakhytbek Baiseitov
291/21 Dostyk Avenue
050020 Almaty,
Kazakhstan
Facsimile:   +7 727 387 08 24

Any Person may change the address to which notice to it, or copies thereof, shall be addressed, by giving notice thereof to the other Person in conformity with this Section 7(b).

(c) Severability.  If any term, provision, agreement, covenant or restriction of this Note is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Note shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such determination, the parties shall negotiate in good faith to modify this Note so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

(d) Amendment; Waiver.  This Note cannot be changed or amended orally, but only by an agreement in writing signed by the Issuer and the Holder.  Any failure on the part of the Holder to enforce at any time, or for any period of time, any of the provisions of this Note shall not be deemed or construed to be a waiver of such provisions or of the right of the Holder thereafter to enforce each and every such provision.

8. Definitions.  For the purposes of this Note, the following terms shall have the following meanings:

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a manager, director or officer of such Person.  For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and provided, that an Affiliate of any Person shall also include (i) any Person that directly or indirectly owns more than five percent (5%) of any class of capital stock or other equity interest of such Person, (ii) any trustee of such Person, (iii) any spouse, parent, sibling or descendant of any Person described in clauses (i) or (ii) above, and (iv) any trust for the benefit of any Person described in clauses (i) through (iii) above or for any spouse, issue or lineal descendant of any Person described in clauses (i) through (iii) above.

“Applicable Law” shall mean, with respect to any Person, all provisions of Law of any Governmental or Regulatory Authority applicable to such Person or any of its Property, and all judgments, injunctions, orders, writs and decrees of all courts, arbitrators or Governmental or Regulatory Authorities in proceedings or actions in which such Person is a party or by which any of its Property is bound.

“Business Day” shall mean any day except a Saturday, a Sunday or a day on which banks located in Salt Lake City, Utah shall be authorized or required by Law to close.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as Indebtedness in accordance with such principles.

 “Closing Date” shall have the meaning assigned to that term in the Loan Consolidation and Restructuring Agreement.

“Common Stock” shall mean the Issuer’s common shares, $0.001 par value.

“Company Stock” shall mean the Common Stock and all other authorized capital stock of the Issuer, including all classes and series of common, preferred, voting and nonvoting capital stock.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

 “Dividend” shall mean, with respect to any Person, the declaration or payment by such Person of a dividend, distribution or return of any equity capital to its stockholders, partners or members or authorization or making of any other distribution, payment or delivery of property (other than common equity interests of such Person) or cash to its stockholders, partners or members in their capacity as such, or redemption, retirement, purchase or other acquisition, directly or indirectly, for a consideration of any shares of any class of its capital stock or any other equity interests outstanding on or after the date of this Note (or any options or warrants issued by such Person with respect to its capital stock or other equity interests), or the setting aside of any funds for any of the foregoing purposes, or permitting any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any other equity interests of such Person outstanding on or after the date of this Note (or any options or warrants issued by such Person with respect to its capital stock or other equity interests).  Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Event of Default” shall have the meaning assigned to such term in Section 6(a) hereof.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.

“Governmental or Regulatory Authority” shall mean any government, instrumentality, subdivision, court, administration, agency, commission, official or other authority or entity exercising executive, legislative, judicial, arbitral, regulatory or administrative functions of, or pertaining to, government, regulation or compliance, of any country, state, province, city, prefect, municipality, locality or any other government or political subdivision thereof and any Person owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Hedging Agreement” shall mean any agreement in respect of any interest rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions entered into by a Person.

 “Holder” shall have the meaning assigned to such term in Section 3(a) hereof.

“Indebtedness” of any Person shall mean (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all Indebtedness of a second Person secured by any Lien on any Property owned by such first Person, whether or not such Indebtedness has been assumed, (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vii) all net obligations of such Person under Hedging Agreements and (viii) all Contingent Obligations of such Person; provided that Indebtedness shall not include trade payables arising in the ordinary course of business so long as such trade payables are payable within 90 days of the date the respective goods are delivered or the respective services are rendered and are not overdue.

 “Initial Holder” shall have the meaning assigned to such term in the first paragraph of this Note.

 “Interest Payment Date” shall have the meaning assigned to such term in Section 1(b) hereof.

“Issuance Date” shall mean September 30, 2011 (The 30th Day of September, Year Two Thousand and Eleven)

“Issuer” shall have the meaning assigned to such term in the first paragraph of this Note.

 “Law” shall mean any statute, law, treaty, code, ordinance, rule or regulation of any Governmental or Regulatory Authority.

“Lien” shall mean, with respect to any Property of any Person, any mortgage, lien, deed of trust, hypothecation, fiduciary transfer of title, assignment by way of security, lien, pledge, charge, lease, sale and lease-back arrangement, easement, servitude, trust arrangement, or security interest or encumbrance of any kind in respect of such Property, or any preferential arrangement having the practical effect of constituting a security interest with respect to the payment of any obligation with, or from the proceeds of, any Property of any kind (and a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease Obligation or other title retention agreement relating to such Property).

“Loan Consolidation and Restructuring Agreement” shall mean the Loan Consolidation and Restructuring Agreement between Caspian Services, Inc. and Bakhytbek Baiseitov dated July 31, 2011, as amended September 30, 2011.

“Material Adverse Effect” shall mean any materially adverse change in or effect on the operations or results of operations, business, properties, assets, liabilities (contingent or otherwise), financial condition or prospects of the Issuer or any of its Subsidiaries, taken as a whole, or the ability of the Issuer to perform its obligations hereunder.

“Maturity Date” shall have the meaning set forth in Section 1(a).

 “Note” shall have the meaning assigned to that term in the heading.

 “Order” shall mean any judgment, order, injunction, decree, writ, permit or license of any Governmental or Regulatory Authority or any arbitrator.

“Permitted Liens” shall mean (i) any Liens created by this Note; (ii) EBRD Indebtedness; (iii) inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; and (iv) Liens in respect of Property of the Issuer or any of its Subsidiaries imposed by Law, which were incurred in the ordinary course of business and do not secure Indebtedness, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Issuer’s or such Subsidiary’s Property or materially impair the use thereof in the operation of the business of the Issuer or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject to any such Lien.

 “Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, limited liability partnership, institution, entity, party, or Governmental or Regulatory Authority.

“Property” shall mean any property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, and any right or interest therein.

“Register” shall have the meaning assigned to such term in Section 3(a) hereof.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stock” shall mean the Issuer’s $.001 par value common shares.

 “Stock Equivalent” shall mean (i) any rights, options, or warrants to purchase shares of Company Stock, and (ii) any indebtedness or Company Stock that is, or may become, convertible into, exercisable, exchangeable or carrying rights to subscribe for, shares of other Company Stock.

“Subsidiary” shall mean, with respect to any Person, (i) any corporation more than fifty percent (50%) of any class or classes of the stock of which having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a fifty percent (50%) equity interest.

“Transaction Documents” means the Note (as defined by the Loan Consolidation and Restructuring Agreement), Loan Consolidation and Restructuring Agreement, Security Agreements, Registration Rights Agreement and all other documents executed and delivered in connection herewith or therewith, including, without limitation, all schedules, annexes, exhibits, amendments, modifications and supplements thereto.

*           *           *

THIS NOTE AND THE SECURITIES UNDERLYING THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed as of the date of issuance set forth above.

CASPIAN SERVICES INC.

By: /s/ Alexey Kotov
Name: Alexey Kotov
Title: President

Accepted and agreed as of
the date first written above:

BAKHYTBEK BAISEITOV

By:/s/ Bakhytbek Baiseitov